UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   ----------

                                  SCHEDULE 13G
                                 (Rule 13d-102)

            INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13d-2(b)
                               (AMENDMENT NO.  )1


                       New Mexico and Arizona Land Company
                       -----------------------------------
                                (Name of Issuer)

                                  Common Stock
                         ------------------------------
                         (Title of Class of Securities)

                                    647072107
                                 --------------
                                 (CUSIP Number)

                                November 7, 1997
             -----------------------------------------------------
             Date of Event Which Requires Filing of this Statement

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [ ] Rule 13d-1(b)
     [X] Rule 13d-1(c)
     [ ] Rule 13d-1(d)

----------
1 The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13G


CUSIP NO. 647072107                                            PAGE 2 OF 9 PAGES
----------------------                                         -----------------

1     NAMES OF REPORTING PERSONS
      S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

      Robert R. Hensler, Jr.
      --------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [X]
                                                                         (b) [ ]
      --------------------------------------------------------------------------
3     SEC USE ONLY
      --------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      USA
      -----------------------------------------------------------------------
                    5  SOLE VOTING POWER

       NUMBER OF       ---------------------------------------------------------
        SHARES      6  SHARED VOTING POWER
      BENEFICIALLY     531,714
       OWNED BY        ---------------------------------------------------------
         EACH       7  SOLE DISPOSITIVE POWER
       REPORTING
        PERSON         ---------------------------------------------------------
         WITH       8  SHARED DISPOSITIVE POWER
                       531,714
                       ---------------------------------------------------------

9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      531,714
      -----------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


      -----------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      13.8%
      -----------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IN
      -----------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13G


CUSIP NO. 647072107                                            PAGE 3 OF 9 PAGES
----------------------                                         -----------------

1     NAMES OF REPORTING PERSONS
      S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

      John D. Hensler
      --------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [X]
                                                                         (b) [ ]
      --------------------------------------------------------------------------
3     SEC USE ONLY
      --------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      USA
      -----------------------------------------------------------------------
                    5  SOLE VOTING POWER

       NUMBER OF       ---------------------------------------------------------
        SHARES      6  SHARED VOTING POWER
      BENEFICIALLY     531,714
       OWNED BY        ---------------------------------------------------------
         EACH       7  SOLE DISPOSITIVE POWER
       REPORTING
        PERSON         ---------------------------------------------------------
         WITH       8  SHARED DISPOSITIVE POWER
                       531,714
                       ---------------------------------------------------------

9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      531,714
      -----------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


      -----------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      13.8%
      -----------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IN
      -----------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13G


CUSIP NO. 647072107                                            PAGE 4 OF 9 PAGES
----------------------                                         -----------------

1     NAMES OF REPORTING PERSONS
      S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

      R. R. Hensler, Inc.
      --------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [X]
                                                                         (b) [ ]
      --------------------------------------------------------------------------
3     SEC USE ONLY
      --------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Arizona - 10/22/86
      -----------------------------------------------------------------------
                    5  SOLE VOTING POWER

       NUMBER OF       ---------------------------------------------------------
        SHARES      6  SHARED VOTING POWER
      BENEFICIALLY     531,714
       OWNED BY        ---------------------------------------------------------
         EACH       7  SOLE DISPOSITIVE POWER
       REPORTING
        PERSON         ---------------------------------------------------------
         WITH       8  SHARED DISPOSITIVE POWER
                       531,714
                       ---------------------------------------------------------

9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      531,714
      -----------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


      -----------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      13.8%
      -----------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      CO
      -----------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

ITEM 1(a)  NAME OF ISSUER:

           New Mexico and Arizona Land Company

ITEM 1(b)  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

           3033 N. 44th Street, Suite 270, Phoenix, AZ 85018

ITEM 2(a)  NAME OF PERSON FILING:

           A. Robert R. Hensler, Jr.; B. John D. Hensler; C. R.R. Hensler, Inc.

ITEM 2(b)  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

           6262 N. Swan, Suite 190, Tucson, Arizona 85718

ITEM 2(c)  CITIZENSHIP:

           A. USA; B. USA; C. Arizona

ITEM 2(d)  TITLE OF CLASS OF SECURITIES:

           Common Stock

ITEM 2(e)  CUSIP NUMBER:

           647072107

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B) OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

           (a) [ ] Broker or Dealer  registered  under  Section 15 of the Act
           (b) [ ] Bank  as  defined  in  Section  3(a)(6)  of the  Act
           (c) [ ] Insurance company as defined in Section 3(a)(19) of the Act
           (d) [ ] Investment company registered under Section 8 of the Investment Company Act
           (e) [ ] An investment adviser in accordance with Rule 13d-1(b)(1)
                  (ii)(E)
           (f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13-d-1(b)(1)(ii)(G)
           (g) [ ] A parent holding company or control person, in accordance with Rule 13d-1(b)(1)(ii)(G)
           (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

                                Page 5 of 9 Pages

           (i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;
           (h) [ ] Group, in accordance with ss.240.13d-1(b)(1)(ii)(J)

           If this statement is filed pursuant to Rule 13d-1(c), check this box [ ]

ITEM 4.   OWNERSHIP.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer indentified in Item 1.

  (a) AMOUNT BENEFICIALLY OWNED:

      531,714

  (b) PERCENT OF CLASS:

      13.8%

  (c) NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

         (i)  sole power to vote or to direct the vote:
        (ii)  shared power to vote or to direct the vote:                531,714
        (iii) sole power to dispose or to direct the disposition of:
        (iv)  shared power to dispose or to direct the disposition of:   531,714

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS


ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY


ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

          See attached Exhibit A

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP


ITEM 10.  CERTIFICATION

          See attached Exhibit B

                                Page 6 of 9 Pages

                                    SIGNATURE
                                    ---------

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:   June 22, 1998
      --------------------
                                            R.R. Hensler, Inc.
                                            ----------------------------------
                                                 (Name of Company)

                                         By: /s/ Robert R. Hensler, Jr.
                                            ----------------------------------
                                             Robert R. Hensler, Jr., President


                                            /s/ Robert R. Hensler, Jr.
                                            ----------------------------------
                                                Robert R. Hensler, Jr.

                                            /s/ John D. Hensler
                                            ----------------------------------
                                                John D. Hensler




                                Page 7 of 9 Pages

                                   EXHIBIT A

Item 8.

Robert R. Hensler, Jr.
6262 N. Swan, Suite 190
Tucson, AZ 85718

John D. Hensler
3511 E. Nepenthe Dr.
Phoenix, AZ  85018

R.R. Hensler, Inc.
6262 N. Swan, Suite 190
Tucson, AZ 85718

                                   EXHIBIT B


Item 10.

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.




                                  Page 9 of 9